Exhibit 10.2

Execution Version

Restricted Stock Award Agreement

This Restricted Stock Award Agreement (this “Agreement”) is made and entered into as of April 1, 2026 (the “Grant Date”) by and between SpringBig Holdings, Inc., a Delaware corporation (the “Company”) and Jaret Christopher (the “Employee”). Capitalized terms used but not defined herein shall have the meanings set forth in the Company’s 2022 Amended and Restated Long-Term Incentive Plan (the “Plan”).

WHEREAS, the Company and the Employee entered into that certain Executive Employment Agreement dated as of the Grant Date (the “Employment Agreement”) and as a condition set forth in the Employment Agreement, the parties are executing and delivering this Agreement;

WHEREAS, the Company maintains the Plan to provide equity and equity-based incentive award agreements to its service providers;

WHEREAS, the Board has determined that it is in the best interests of the Company and its shareholders to grant the award of Restricted Stock in relation to shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”) as provided for herein; and

WHEREAS, the grant of Restricted Stock herein to the Employee shall be subject to the terms of, but will not be granted under, the Plan.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Grant of Restricted Stock.

1.1 The Company hereby issues to the Employee on the Grant Date an award consisting of, in the aggregate, 12,891,251 shares of Common Stock (the “Restricted Stock”), on the terms and conditions and subject to the restrictions set forth in this Agreement.

1.2 The Restricted Stock granted herein shall be subject to all terms and conditions of the Plan (which (a) may be amended from time to time and (b) provisions are incorporated herein by reference and shall apply mutatis mutandis as though the Restricted Stock were granted under the Plan); provided, however, that the grant of Restricted Stock herein is expressly granted outside of the number of shares allocated to the Plan and shall not be deemed as an award under the Plan purposes of the Plan’s share pool or otherwise.

1.3 The Employee acknowledges and agrees that, other than any shares owed pursuant to the VICE transaction, the Restricted Stock granted herein satisfy all equity or equity-based commitments that the Company owes (or may owe) to the Employee as of the Grant Date, and, as of the Grant Date, no additional equity or equity-based incentives are due to the Employee from the Company or any of its Affiliates (including pursuant to any offer letter, employment agreement or similar agreement or arrangement).

2.	Consideration. The grant of the Restricted Stock is made in consideration of past services and the future services to be rendered by the Employee to the Company. No cash payment is required for the Restricted Stock (except to the extent necessary to pay applicable Tax-Related Items (as defined below)).

3.	Restricted Period; Vesting.

3.1 Except as otherwise provided herein, provided that the Employee remains in Continuous Service through the applicable vesting date, the Restricted Stock will vest in accordance with the following schedule:

Vesting Date	Number of Shares
Grant Date	8,320,938.5
Each quarterly anniversary of March 13, 2026	380,859.375

The period over which the Restricted Stock vests is referred to as the “Restricted Period”.

3.2 If a Change in Control occurs and the Employee remains in Continuous Service through the consummation of such Change in Control, all unvested shares of Restricted Stock shall become 100% vested hereunder.

3.3. If the Employee’s Continuous Service terminates for any reason at any time before all of the Employee’s Restricted Stock has vested, the Employee’s unvested Restricted Stock shall be automatically forfeited upon such termination of Continuous Service and neither the Company nor any Affiliate shall have any further obligations to the Employee under this Agreement with respect to the unvested Restricted Stock; provided, however, that if the Employee’s Continuous Service is terminated by the Company without Cause or by the Employee for Good Reason (as defined in the Employment Agreement), (a) an additional 1,523,437.5 shares of Restricted Stock (but not to exceed the total amount of unvested granted hereunder) shall immediately become vested and (b) if such termination occurs within the twelve (12)-month period immediately preceding the consummation of a Change in Control, 100% of all unvested shares of Restricted Stock shall become vested.

3.4 If the Employee’s Continuous Service terminates for any reason at any time, the Employee’s vested Restricted Stock (including any additional vesting pursuant to Sections 3.2 and 3.3 above) shall remain subject to the provisions of the Plan (as incorporated by reference) governing the treatment of Restricted Stock, including any transfer restrictions and/or repurchase rights, and this Agreement.

4.	Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period, neither the Restricted Stock nor the rights relating thereto may be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Employee. Any attempt to assign, alienate, pledge, attach, sell, or otherwise transfer or encumber the Restricted Stock or the rights relating thereto during the Restricted Period shall be wholly ineffective and, if any such attempt is made, the Restricted Stock will be forfeited by the Employee and all of the Employee’s rights to such shares shall immediately terminate without any payment or consideration by the Company.

5.	Rights as Shareholder; Dividends.

5.1 The Employee shall be the record owner of the Restricted Stock until the shares of Common Stock are sold or otherwise disposed of, and shall be entitled to all of the rights of a shareholder of the Company including, without limitation, the right to vote such shares and receive all dividends or other distributions paid with respect to such shares. Notwithstanding the foregoing, any dividends or other distributions shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.

5.2 The Company may evidence the Employee’s interest by using a restricted book entry account with the Company’s transfer agent.

5.3 Subject to all provisions of Sections 3.2 and 3.3, if the Employee forfeits any of the Restricted Stock in accordance with Section 3.3 of this Agreement, the Employee shall, on the date of such forfeiture, no longer have any rights as a shareholder with respect to such Restricted Stock that has been forfeited and shall no longer be entitled to vote or receive dividends on such shares.

6.	No Right to Continued Service on the Board. Neither the provisions of the Plan nor this Agreement shall confer upon the Employee any right to be retained as an employee of the Company or in any other capacity. Further, subject to the Employment Agreement, neither any provision of the Plan nor this Agreement shall be construed to limit the discretion of the Company to terminate the Employee’s Continuous Service at any time.

7.	Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the shares of Common Stock shall be equitably adjusted or terminated in any manner as contemplated by Section 6 of the Plan.

8.	Tax Liability and Withholding.

8.1 As a condition to the issuance of any Restricted Stock, the Employee shall pay or make adequate arrangements satisfactory to the Company and/or its Affiliates to satisfy any and all U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company and/or its Affiliates arising from the grant or vesting of the Restricted Stock award (“Tax-Related Items”). In this regard, following written notice by the Company to the Employee, the Employee authorizes the Company and/or its Affiliates, in their sole discretion, to satisfy any Tax-Related Items arising from the grant or vesting of the Restricted Stock award by any of the following means or by a combination of such means, if permissible under local law: (1) causing the Employee to tender a cash payment; (2) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Employee in connection with the grant of the Restricted Stock; (3) withholding cash from any Restricted Stock settled in cash; (4) withholding payment from any amounts otherwise payable to the Employee; or (5) by any other arrangement approved by the Board. In addition, the Employee shall take all reasonable actions as the Board deems necessary to satisfy all Tax-Related Items. Finally, the Employee shall pay to the Company and/or its Affiliates any amount of Tax-Related Items that the Company and/or its Affiliates may be required to withhold as a result of the Employee’s receipt of the Restricted Stock hereunder.

8.2 Notwithstanding any action the Company or its Affiliates take with respect to any and all Tax Related Items, the ultimate liability for all Tax-Related Items is and remains the Employee’s responsibility, and neither the Company nor any Affiliate (a) makes any representation or undertakings regarding the tax consequences of the grant or vesting of the Restricted Stock award or the subsequent sale of any shares, (b) makes any representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Stock award or the subsequent sale of any shares, (c) commits to structure the Restricted Stock to minimize, reduce or eliminate the tax consequences of the grant or vesting of the Restricted Stock award or (d) commits to structure the Restricted Stock to minimize, reduce or eliminate the Employee’s liability for Tax-Related Items. The Employee is advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the grant and vesting of the Restricted Stock award and the disposition of the Restricted Stock.

8.3 As a condition to the issuance of any Restricted Stock, the Employee hereby (a) agrees to not make any claim against the Company or any of its Officers, employees, directors or Affiliates related to tax liabilities arising from the grant or vesting of the Restricted Stock award and (b) acknowledges that the Employee was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the grant and vesting of the Restricted Stock award and the disposition of the Restricted Stock and has either done so or knowingly and voluntarily declined to do so.

9.	Section 83(b) Election. The Employee may make an election under Code Section 83(b) (a “Section 83(b) Election”) with respect to the Restricted Stock. Any such election must be made within thirty (30) days after the Grant Date. If the Employee elects to make a Section 83(b) Election, the Employee shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the US Internal Revenue Service. The Employee agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the US Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election. The Employee acknowledges and agrees that the Company has not made and makes no representation regarding whether the Employee is eligible to make the Section 83(b) Election or the advisability of making the Section 83(b) Election, and the Employee acknowledges and agrees that the Employee has had the opportunity to seek the advice of the Employee’s own legal counsel, tax advisors and/or investment advisors with respect to the advisability of, risks or potential benefits with respect to, and consequences of, making the Section 83(b) Election.

10.	Corporate Transaction. This Agreement is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration; provided, that, notwithstanding the foregoing, nothing in any agreement governing a Corporate Transaction shall reduce, eliminate, alter, modify or supersede the Employee’s rights in and to the Restricted Stock as set out in this Agreement.

11.	Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Employee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Employee understands that the Company is under no obligation to register the shares of Common Stock with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

12.	Legends. A legend may be placed on any certificate(s) or other document(s) delivered to the Employee indicating restrictions on transferability of the shares of Restricted Stock pursuant to this Agreement or any other restrictions that the Board may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any stock exchange on which the shares of Common Stock are then listed or quoted.

13.	Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Chief Financial Officer of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Employee under this Agreement shall be in writing and addressed to the Employee at the Employee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

14.	Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

15.	Arbitration of Disputes. Any dispute arising from this Agreement shall be decided solely and exclusively in a final and binding arbitration administered by the JAMS in Miami, Florida, in accordance with the JAMS Employment Arbitration Rules in effect at the time of the filing of the demand for arbitration (the “Rules”), a copy of which is available at http://www.jamsadr.com/rules-employment-arbitration/. The arbitrator shall be a single arbitrator with expertise in employment disputes, mutually selected by the parties, or, if the parties are unable to agree thereon, a single arbitrator with expertise in employment disputes designated by the Miami office of JAMS. The arbitrator shall have the authority to award all remedies available in a court of law. The Company, as applicable, shall pay the arbitrator’s fees and all fees and costs to administer the arbitration. By agreeing to arbitrate disputes arising out of this Agreement, the Employee and the Company voluntarily and irrevocably waive any and all rights to have any such dispute heard or resolved in any forum other than through arbitration as provided herein. This waiver specifically includes, but is not limited to, any right to trial by jury. All arbitration proceedings hereunder shall be confidential, except: (a) to the extent the parties otherwise agree in writing; (b) as may be otherwise appropriate in response to a request from a government agency, subpoena, or legal process; (c) if the substantive law of the State of Delaware (without giving effect to choice of law principles) provides to the contrary; or (d) as is necessary in a court proceeding to enforce, correct, modify or vacate the arbitrator’s award or decision (and in the case of this subpart (d), the parties agree to take all reasonable steps to ensure that the arbitrator’s award, decision or findings and all other documents, pleadings and papers are filed and/or entered with the court under seal and/or in a manner that would maintain their confidentiality, including, without limitation, complying with all rules of procedure and local rules for filing documents, pleadings and papers under seal).

16.	Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Employee and the Employee’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock may be transferred by will or the laws of descent or distribution.

17.	Severability. If any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

18.	Discretionary Nature. The grant of the Restricted Stock in this Agreement does not create any contractual right or other right to receive any Restricted Stock or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company.

19.	Amendment. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and an authorized representative of the Company.

20.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

21.	Acceptance. The Employee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Employee has read and understands the terms and provisions thereof. The Employee acknowledges that there may be adverse tax consequences upon the grant or vesting of the Restricted Stock award or disposition of the shares, and the Employee acknowledges that the Employee has been advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the grant and vesting of the Restricted Stock award and the disposition of the Restricted Stock and has either done so or knowingly and voluntarily declined to do so.

22.	Other Documents. The Employee hereby acknowledges receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, the Employee acknowledges receipt of the Company’s Insider Trading Policy.

[Signatures appear of the Following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

SPRINGBIG HOLDINGS, INC.

/s/ Jason A. Moos
By:	Jason Moos
Title:	Chief Financial Officer

JARET CHRISTOPHER

/s/ Jaret Christopher